Exhibit 99.2(k)(3)

Amendment to Transfer Agency and Service Agreement

This Amendment (“Amendment”), effective as of June 1, 2011 (“Effective Date”), is to the Transfer Agency and Service Agreement (the “Agreement”) made as of March 1, 2002, by and between Japan Smaller Capitalization Fund, Inc. (the “Company”) and Computershare Trust Company, N.A. (formerly known as EquiServe Trust Company, N.A.)  and Computershare Inc. (formerly known as EquiServe, Inc.)  (collectively, the “Transfer Agent”).

WHEREAS, the Company and Transfer Agent are parties to the Agreement; and

WHEREAS, the Company and Transfer Agent desire to amend the Agreement upon the terms and conditions set forth herein;

NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

1.	Amendment to Section 17.3 Expiration of Term Section: Section 17.3 is hereby deleted in its entirety and replaced with the following:

In the event of the expiration or termination of this Agreement by either party, Company agrees to pay all costs and expenses associated with the movement of records, materials, and services to Company or the successor agent, including (a) all reasonable out-of-pocket costs and (b) a conversion fee of $5,000.00 for the standard conversion services listed on the attached Exhibit A to this Agreement.  In the event any of the extended conversion services listed on Exhibit A are requested by Company, the fee for each extended conversion service will be $2,500.00.

2.	Addition of Exhibit A. The attached Exhibit A is hereby added to the Agreement.

3.
Limited Effect.   Except as expressly modified herein, the Agreement shall continue to be and shall remain, in full force and effect and the valid and binding obligation of the parties thereto in accordance with its terms.

4.
Counterparts.  This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.  A signature to this Amendment transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers, hereunto duly agreed and authorized, as of the Effective Date.

Computershare Trust Company, N.A.	Japan Smaller Capitalization Fund, Inc.
Computershare Inc.

On Behalf of Both Entities:

By: /s/ Dennis V. Moccia	By: /s/ Rita Chopra-Brathwaite
Name: Dennis V. Moccia	Name: Rita Chopra-Brathwaite
Title: Manager, Contract Administration	Title: Treasurer

Exhibit A

Standard and Extended Conversion Services

Termination Phase	Standard Services. $5,000.00 Per Termination	Extended Services. $2,500.00 for each of the individual Services listed below.
Test of Conversion Services	• Not applicable
•  Test full audit extracts files (which are either transmitted to the agent or copied on to a protected CD); test Full Registered List, all classes Opened and/or Closed
•  Additional test audit extracts (includes all shareholder details. Control totals & codes sent w/extracts)
•  Test separate exchange lists for each class
•  Test certificate stop list
•  Test certificate legend list
•  Test RPO accounts
•  Test full transactions lists
•  Test ACH debit list including plan shares and reinvestment code
•  Test ACH credit list and secondary address list

Final Conversion Services
•  Full audit extracts
•  Full registered list opened and closed
•  Certificate stop list
•  Certificate legend list
•  RPO accounts
•  End of year tax report*
•  Parallel processing for up to 4 days
•  Communications with new agent as applicable

•  Separate exchange lists for each class
•  Full transactions list
•  ACH Debit including plan shares and reinvestment code*
•  ACH Credit list and secondary address list*
•  1099D detailed report*
•  1042S detailed report*
•  Parallel processing for more than 4 days (each additional day is considered one extended service)

Post Conversion Services	• Certification letter • Due Diligence state • 3 months post conversion • Check extract files • Check reports • Check reports and extracts to CDs • Communications with new agent as applicable	• Not applicable
* Not applicable to terminations for non-dividend payers.